Free Writing Prospectus (To the Prospectus dated March 31, 2006)	Filed Pursuant to Rule 433 Registration Statement No. 333-132868 June 27, 2008

The following communication has been distributed to certain customers by Zions Direct, Inc., an affiliate of the Zions Bancoporation and the auction agent for the public auction for the registered offering of Zions Bancorporation’s 9.50% Series C Preferred Stock.

The information in this free writing prospectus supplements the information contained in, and should be read together with, the prospectus supplements of Zions Bancorporation filed with the Securities Exchange Commission (the “SEC”) on June 25, 2008 and June 27, 2008 (including the base prospectus filed with the SEC on March 31, 2006, as well as the documents incorporated by reference therein).